GrowGeneration Reports Fourth Quarter and Full Year 2025 Financial Results

Full Year Net Sales of $161.7 million including Proprietary Brand Sales of $44.0 million

Full Year Proprietary Brand Penetration Increased to 32.8% up from 24.2% in the prior year

Full Year GAAP Net Loss Improved by $25.5 million; Adjusted EBITDA Improved by $8.5 million

$46.1 million of Cash and Marketable Securities and no debt

Board Authorizes $10 Million Share Repurchase Program

2026 Outlook: Revenue of $162 million to $168 million and Breakeven Adjusted EBITDA(1)

DENVER, March 19, 2026 -- GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGeneration,” “GrowGen” or the “Company”), one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and garden centers, today announced financial results for the fourth quarter and full year ended December 31, 2025.

Fourth Quarter 2025 Summary(1)

•Net sales of $37.8 million, compared to prior year net sales of $37.4 million, an improvement of 1.0%;
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 35.8%, compared to 30.4% in the prior year;
•Gross profit margin of 24.1%, compared to 16.4% in the prior year;
•Store and other operating expenses declined approximately 26.8% to $6.8 million, compared to $9.3 million for the same period in the prior year;
•Total operating expenses decreased $13.3 million, or 44.4%, to $16.7 million in the fourth quarter of 2025, compared to $30.1 million in the prior year;
•Net loss improved to $7.4 million, compared to a net loss of $23.3 million in the prior year which includes non-cash impairments; and
•Adjusted EBITDA(3) loss of $2.0 million compared to a loss of $8.1 million in the prior year.

Full Year 2025 Summary(2)

•Net sales of $161.7 million, compared to $188.9 million in the prior year, reflecting retail store consolidations in 2024 and 2025.
•Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 32.8%, compared to 24.2% in the prior year;
•Gross profit margin of 26.8%, a 370 basis point improvement compared to 23.1% in the prior year;
•Store and other operating expenses decreased $9.5 million, or 23.5%;
•Net loss of $24.0 million, compared to a net loss of $49.5 million in the prior year;
•Adjusted EBITDA(3) loss of $6.0 million, an $8.5 million improvement compared to a loss of $14.5 million in the prior year; and
•Cash, cash equivalents, and marketable securities of $46.1 million and no debt.

Darren Lampert, GrowGen’s Co-Founder and Chief Executive Officer, commented, “2025 was a transformational year for GrowGen. We further streamlined our operating footprint, expanded proprietary brand sales to 32.8% of Cultivation & Gardening revenue, and delivered a 370 basis-point improvement in gross margin to 26.8%. These structural improvements drove a 58.9% year-over-year improvement in Adjusted EBITDA and reduced our GAAP net loss by more than half, reflecting the strength of our operating discipline and strategic focus.”

“As we enter 2026, GrowGen is operating with a significantly leaner cost structure, a growing portfolio of proprietary brands, and a strong balance sheet with $46 million in cash and no debt. With growing traction across our commercial channel, proprietary brands, and Storage Solutions segment, we believe GrowGen is positioned to deliver breakeven Adjusted EBITDA for the full year and continue building a scalable, multi-channel platform serving the controlled environment agriculture market,” added Mr. Lampert.

Fourth Quarter 2025 Consolidated Results

Net sales increased $0.4 million to $37.8 million for the fourth quarter of 2025, compared to $37.4 million for the fourth quarter of 2024. Cultivation and Gardening net sales decreased $0.8 million, primarily due to the consolidation of eight and 19 retail locations during 2025 and 2024, respectively. However, the decrease in Cultivation and Gardening net sales from the store consolidations were partially offset by customer retention at the closed locations and redirecting those sales to other channels, such as our online platforms and dedicated sales representatives. Additionally, our Storage Solutions segment net sales increased $1.2 million in the fourth quarter of 2025 as compared to 2024.

Similar to what we have seen throughout 2025, fourth quarter proprietary brand sales continued to perform strongly, supporting the confidence we have in our ability to expand gross margin for the long-term. Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 35.8%, compared to 30.4% in the prior year, largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and various proprietary product launches.

Gross profit was $9.1 million for the fourth quarter of 2025, an increase of $3.0 million compared to gross profit of $6.1 million for the fourth quarter of 2024. Gross profit margin was 24.1% for the fourth quarter 2025, compared to 16.4% for the fourth quarter of 2024. Both the gross profit and gross profit margin improvements were driven by the higher proprietary brand penetration within our Cultivation and Gardening segment in the fourth quarter of 2025 as well as the comparison to the effects of the strategic restructuring plan in the fourth quarter of 2024, which resulted in an estimated $0.9 million in inventory sales discounts, an additional $1.0 million of inventory disposal costs, and other costs associated to the strategic rationalization of our product offerings.

GAAP net loss was $7.4 million in the fourth quarter of 2025, a $15.9 million improvement compared to a net loss of $23.3 million in the fourth quarter of 2024. The improvement in GAAP net loss was primarily due to a $13.3 million reduction of operating expenses, including non-cash impairment losses of $0.1 million and $6.7 million in 2025 and 2024, respectively, and reduced store operating expenses aligned to the retail store consolidations and efforts connected to our restructuring plan completed in March 2025. The improvement in GAAP net loss was also partially attributable to the $3.0 million increase in gross profit, discussed above.

Non-GAAP Adjusted EBITDA(3) was a loss of $2.0 million in the fourth quarter of 2025, compared to a loss of $8.1 million in the fourth quarter of 2024, reflecting gross margin expansion from higher proprietary brand penetration, the absence of certain costs associated to the strategic rationalization of our product offerings that were included in the fourth quarter of 2024, and the continued realization of operational cost-reduction initiatives.

Full Year 2025 Consolidated Results

Net sales were $161.7 million for the full year of 2025, compared to $188.9 million for 2024. Our Cultivation and Gardening segment net sales were $134.2 million for the year ended December 31, 2025 and $163.5 million for the year ended December 31, 2024. This decrease was primarily due to the closure of eight and 19 retail locations during 2025 and 2024, respectively. Additionally, the Cultivation and Gardening segment experienced slowness in the first half of 2025 related to declines in consumer confidence and uncertainty surrounding the potential macroeconomic and market impacts of tariffs. However, this was partially offset by the retention of customers associated to closed retail stores through redirecting those sales to other sales channels, such as our online platforms and dedicated sales representatives, as well as improvements in durable product sales driven by increased demand for capital investments by our customers in the second half of 2025. Proprietary brand sales as a percentage of Cultivation and Gardening net sales increased to 32.8% for the year ended December 31, 2025 as compared to 24.2% for the year ended December 31, 2024, largely driven by our strategic initiatives to increase sales volume with our expanded portfolio of proprietary brands and various product launches.

Net sales of commercial fixtures within our Storage Solutions segment increased to $27.5 million in 2025 compared to $25.4 million in 2024.

Gross profit was $43.3 million for the full year 2025 compared to $43.7 million in 2024. The decrease in gross profit was primarily related to the Storage Solutions segment, which decreased $0.5 million, or 4.1%, in 2025 compared to 2024, primarily due to industry pricing compression. The Cultivation and Gardening segment gross profit remained consistent at $32.2 million in 2025 and 2024 despite the reduction in sales volume caused by the store consolidations discussed above, largely because of our strategic initiatives to improve proprietary brand sales mix and our ability to retain customers who were previously associated to closed retail stores. Additionally, the effects of the strategic restructuring plan in 2024 included an estimated additional $1.9 million in inventory sales discounts and disposal costs as well as other costs related to the strategic rationalization of our product offerings as discussed above.

Gross profit margin was 26.8% for the full year 2025, an increase of 370 basis points from a gross profit margin of 23.1% in 2024. The increase in gross profit margin was largely driven by the Cultivation and Gardening segment, which had a gross profit margin of 24.0% in 2025 as compared to 19.7% in 2024. The Storage Solutions segment gross profit margin decreased to 40.3% in 2025 from 45.6% in 2024.

Store and other operating expenses for the full year 2025 were $30.7 million compared to $40.2 million in 2024, a decrease of 23.5% primarily due to the closure of eight and 19 retail locations during 2025 and 2024, respectively.

Selling, general, and administrative expenses for the full year 2025 were $26.3 million compared to $29.2 million for 2024, a decrease of 10.2% primarily due to cost rationalization initiatives, which resulted in decreased professional fees, corporate expenses, employee costs, and lower share-based compensation. Additionally, we recorded non-cash impairment losses of $0.1 million and $6.9 million in 2025 and 2024, respectively, related to a held-for-sale building asset in 2025 and our goodwill and intangible assets in 2024.

GAAP net loss was $24.0 million for the full year 2025 compared to $49.5 million in 2024, primarily reflecting the improvement in our operating expenses due our successful cost-reduction initiatives and the absence of significant non-cash impairment losses and restructuring-related expenses which were incurred in 2024.

Non-GAAP Adjusted EBITDA(3) was a loss of $6.0 million in 2025, compared to Adjusted EBITDA(1) loss of $14.5 million in 2024.

Cash, cash equivalents, and marketable securities as of December 31, 2025 were $46.1 million. Inventory as of December 31, 2025 was $38.8 million, and prepaid and other current assets were $7.7 million.

Total current liabilities, including accounts payable, accrued payroll, and other liabilities as of December 31, 2025 were $26.0 million.

Geographic Footprint

Our geographic footprint for our Cultivation and Gardening segment spans approximately 563,000 square feet of retail and warehouse space and includes 23 retail locations across 10 states. During 2025, we consolidated 8 retail stores where we generally expect to be able to serve the same customer base through a single location, thereby reducing redundancies in cost structure.

Share Repurchase Program

The Company also announced that its Board of Directors has authorized a share repurchase program for up to $10 million of the Company’s outstanding common stock. The share repurchase program may commence following the completion of customary administrative and regulatory processes and is subject to market conditions, applicable legal requirements, and other considerations. The program may continue for up to two years. Repurchases may be made from time to time in the open market pursuant to a Rule 10b5-1 trading plan in accordance with applicable securities laws and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing and magnitude of any repurchases will depend on factors including stock price, volume, liquidity, market conditions, and regulatory requirements. The Company is under no obligation to repurchase any quantity of shares and the stock repurchase program may be suspended or discontinued at any time.

2026 Outlook

For the full year 2026, the Company expects net revenue in the range of $162 to $168 million. The Company expects proprietary brand sales as a percentage of Cultivation & Gardening revenue to reach approximately 40% by year-end. The Company expects continued improvement in gross margin and operating expense efficiency during 2026. With this and the improvements made in its inventory base, the Company anticipates gross margins for the full year 2026 to be in the range of 27% to 29%. Based on these improvements, GrowGen expects to achieve breakeven Adjusted EBITDA for the full year 2026.

The Company’s full year 2026 guidance assumes a softer first quarter for revenue and Adjusted EBITDA, given its usual seasonality, with profitable second and third quarters reflecting the outdoor cultivation and gardening season as well as continued improvements in gross margin and a lower operating expense base compared to 2025.

Footnotes

(1)All comparisons are for the fourth quarter ended December 31, 2025 versus the fourth quarter ended December 31, 2024
(2)All comparisons are for the year ended December 31, 2025 versus the year ended December 31, 2024
(3)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information herein for further discussion and reconciliation of this measure to GAAP measures.

Conference Call

The Company will host a conference call today, March 19, 2026, at 4:30p.m. Eastern Time to discuss financial results for the fourth quarter and full year ended December 31, 2025. To participate in the call, please dial 1-(888)-699-1199 (domestic) or 1-(416)-945-7677 (international). The conference code is 21623. The call will also be webcast and can be accessed at https://app.webinar.net/bRq454Ojknp or on the Investor Relations section of the GrowGen website at https://ir.growgeneration.com. A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp.

GrowGen is one of the nation’s largest suppliers of specialty products for controlled environment agriculture (CEA), commercial cultivation, and garden centers. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as CharCoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, Viagrow, and more. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, and a benching, racking, and storage solutions business, or MMI Storage Solutions.

To be added to the GrowGeneration email distribution list, please email GrowGen@kcsa.com with GRWG in the subject line.

Forward Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the Company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “expect,” “believe,” “anticipate,” “estimate,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the Company’s website, at: www.growgeneration.com.

Contacts:

KCSA Strategic Communications
Philip Carlson
Managing Director
T: 212-896-1233
E: GrowGen@kcsa.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,406	$27,471
Marketable securities	15,658	28,984
Accounts receivable, net of allowance for credit losses of $2,109 and $2,177 at December 31, 2025 and 2024	10,668	7,361
Notes receivable, current, net of allowance for credit losses of $214 and $0 at December 31, 2025 and 2024	507	1,056
Inventory	38,776	40,295
Prepaid income taxes	60	145
Prepaid and other current assets	7,672	7,896
Total current assets	103,747	113,208

Property and equipment, net	9,795	15,493
Operating leases right-of-use assets, net	27,050	34,453
Intangible assets, net	3,326	8,779
Goodwill	2,080	1,605
Other assets	1,042	814
TOTAL ASSETS	$147,040	$174,352

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,775	$8,146
Accrued liabilities	3,269	2,358
Payroll and payroll tax liabilities	2,589	2,655
Customer deposits	4,015	2,404
Sales tax payable	872	1,313
Current maturities of lease liability	6,455	7,398
Total current liabilities	25,975	24,274

Operating lease liability, net of current maturities	23,022	29,633
Other long-term liabilities	544	352
Total liabilities	49,541	54,259
Commitments and contingencies
Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 60,090,905 and 59,402,628 shares issued and outstanding as of December 31, 2025 and 2024, respectively	60	59
Additional paid-in capital	377,128	375,677
Accumulated deficit	(279,689)	(255,643)
Total stockholders’ equity	97,499	120,093
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$147,040	$174,352

GROWGENERATION CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$37,821	$37,436	$161,741	$188,866
Cost of sales (exclusive of depreciation and amortization shown below)	28,703	31,309	118,466	145,144
Gross profit	9,118	6,127	43,275	43,722

Operating expenses:
Store operations and other operational expenses	6,828	9,322	30,732	40,198
Selling, general, and administrative	7,297	6,826	26,266	29,243
Estimated credit losses (recoveries)	84	152	437	(58)
Depreciation and amortization	2,374	7,107	11,295	19,436
Impairment loss	130	6,655	130	6,875
Total operating expenses	16,713	30,062	68,860	95,694

Loss from operations	(7,595)	(23,935)	(25,585)	(51,972)

Other income (expense):
Other (expense) income	—	—	—	(13)
Interest income	363	701	1,730	2,703
Interest expense	—	—	—	(70)
Total other income	363	701	1,730	2,620

Net loss before taxes	(7,232)	(23,234)	(23,855)	(49,352)

Provision for income taxes	(189)	(108)	(191)	(158)

Net loss	$(7,421)	(23,342)	$(24,046)	$(49,510)

Net loss per share, basic	$(0.12)	$(0.39)	$(0.40)	$(0.82)
Net loss per share, diluted	$(0.12)	$(0.39)	$(0.40)	$(0.82)

Weighted average shares outstanding, basic	59,900	59,274	59,671	60,176
Weighted average shares outstanding, diluted	59,900	59,274	59,671	60,176

Use of Non-GAAP Financial Information

The following non-GAAP financial measures of EBITDA and Adjusted EBITDA are not in accordance with, or an alternative for, generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, the most directly comparable GAAP financial measures. We believe these non-GAAP financial measures, when used in conjunction with their most directly comparable GAAP financial measures, net income (loss), provide meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods, identify trends affecting our business, and project future performance. Management uses these non-GAAP financial measures for internal planning and reporting purposes, and we believe that these non-GAAP financial measures may be useful to investors in their assessment of our operating performance, our ability to generate cash, and valuation. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, we have determined that it is appropriate to make this data available to all investors. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed in isolation as substitutions to net income (loss) as indicators of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). GrowGeneration defines EBITDA as net income (loss) before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude certain items such as stock-based compensation, impairment losses, restructuring and corporate rationalization costs, and other non-core or non-recurring expenses and to include income from our marketable securities as these investments are part of our operational business strategy and increase the cash available to us.

Set forth below is a reconciliation of EBITDA and Adjusted EBITDA to net loss (in thousands):

	Three months ended December 31,		Year ended December 31,
	2025	2024	2025	2024
Net loss	$(7,421)	$(23,342)	$(24,046)	$(49,510)
Provision for income taxes	189	108	191	158
Interest income	(363)	(701)	(1,730)	(2,703)
Interest expense	—	—	—	70
Depreciation and amortization	2,374	7,107	11,295	19,436
EBITDA	$(5,221)	$(16,828)	$(14,290)	$(32,549)
Share-based compensation	274	318	1,513	2,422
Investment income	362	661	1,741	2,582
Acquisition transaction costs	10	—	69	—
Impairment loss	130	6,655	130	6,875
Restructuring plan (1)	—	310	1,141	3,009
Consolidation and other charges (2)	2,485	785	3,742	3,160
Adjusted EBITDA	$(1,960)	$(8,099)	$(5,954)	$(14,501)
(1) Charges were related to the strategic restructuring plan announced in July 2024 and consisted of inventory disposal costs, retail location closure costs including related contract termination costs and fixed asset disposals, employee termination benefits, asset impairments including the impairment of operating lease right-of-use assets, and other associated costs. 2024 results also includes an estimated additional $0.9 million loss in gross profit due to inventory discounts offered in conjunction with the restructuring plan.

(2) Consists primarily of expenditures related to legal settlements and contingencies, the activity of store and distribution consolidation and one-time severances outside of the restructuring plan announced July 2024, and other non-core or non-recurring expenses.